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                             FIRST EAGLE FUNDS, INC.

                             First Eagle Global Fund
                            First Eagle Overseas Fund
                              First Eagle Gold Fund
                           First Eagle U.S. Value Fund
                           First Eagle Fund of America

                              AMENDED AND RESTATED
                               MULTIPLE CLASS PLAN
                             PURSUANT TO RULE 18f-3

         WHEREAS, First Eagle Funds, Inc. (the "Corporation") engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act");

         WHEREAS, shares of beneficial interest of the Corporation are currently divided into five series: First Eagle Global Fund ("Global Fund"), First Eagle Overseas Fund ("Overseas Fund"), First Eagle Gold Fund ("Gold Fund"), First Eagle U.S. Value Fund ("U.S. Value Fund") and First Eagle Fund of America (each, a "Fund" and collectively, the "Funds");

         WHEREAS, the Corporation employs Arnhold and S. Bleichroeder Advisers, LLC (the "Adviser") as its investment adviser, and ASB Securities, LLC ("Underwriter") as underwriter and distributor of the securities of which it is the issuer; and

         WHEREAS, the Corporation has previously adopted a Multiple Class Plan pursuant to Rule 18f-3 under the 1940 Act (the "Plan") with respect to each of the Funds and wishes to amend and restate the Plan to provide for coverage of the newly-organized Class C and Class I Shares of Common Stock of the Gold Fund.

         NOW, THEREFORE, the Corporation hereby adopts, on behalf of the Funds, an Amended and Restated Plan, in accordance with Rule 18f-3 under the 1940 Act, as set forth below:

         1. Features of the Classes. The Global Fund, Overseas Fund, Gold Fund and U.S. Value Fund shall each issue their shares of common stock in three classes: "Class A Common Stock", "Class C Common Stock" and "Class I Common Stock". First Eagle Fund of America shall issue its share of common stock in three classes: "Class A Shares," "Class C Shares," and "Class Y Shares." Shares of each class of a Fund shall represent an equal pro rata interest in that Fund and, generally, shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications, and terms and conditions, except that: (a) each class of a Fund shall have a different designation; (b) each class of a Fund shall bear any Class Expenses, as defined in Section 3 below; (c) each class of a Fund shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class of a Fund shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of


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any other class of the Fund. In addition, shares of each class of a Fund shall have the features described in Paragraphs 2, 3, 4 and 5 below.

         2. Distribution Plan. The Corporation has adopted a Distribution Plan with respect to the Class A Common Stock and Class C Common Stock of each of the Global Fund, Overseas Fund, Gold Fund and U.S. Value Fund pursuant to Rule 12b-1 promulgated under the 1940 Act. The Class A Distribution Plan authorizes the Corporation to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class A shares of each Fund, at an annual rate of up to .25% of the average daily net asset value of the assets attributable to the Class A shares of that Fund. The Class C Distribution Plan authorizes the Corporation to make payment to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class C shares of Global Fund, Overseas Fund and U.S. Value Fund, at an annual rate of up to 1.00% of the average daily net asset value of the assets attributable to the Class C shares of that Fund, provided that up to 0.25% of such average daily net assets may be designated out of such payment as a "service fee", as defined in the rules and policy statements of the National Association of Securities Dealers, Inc. ("NASD").

         The Corporation has adopted a Distribution Plan with respect to the Class A Shares, Class C Shares, and Class Y Shares of First Eagle Fund of America. The Class A Distribution Plan authorizes the Corporation to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of the Class A Shares, at an annual rate up to .50% of the average daily net asset value of the assets attributable to the Class A Shares. The Class C Distribution Plan authorizes the Corporation to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class C Shares, at an annual rate up to 1.00% of the average daily net asset value of the assets attributable to the Class C Shares, provided that up to 0.25% of such average daily net assets may be designated out of such payment as a "service fee," as defined in the rules and policy statements of the NASD. The Class Y Distribution Plan authorizes the Corporation to make payments to the Underwriter for distribution and shareholder services, and for otherwise promoting the sale of Class Y Shares, at an annual rate up to .25% of the average daily net asset value of the assets attributable to the Class Y Shares.

         Each Plan further authorizes the Adviser to make assistance payments out of the Adviser's own resources to brokers, financial institutions and other financial intermediaries for shareholder accounts as to which a payee has rendered distribution services to the Corporation. The Class I shares of each Fund shall not participate in either Distribution Plan, nor shall any amounts payable under any Distribution Plan be used to make payments for distribution or other services incurred in connection with the sale of Class I shares.

         As used herein, the term "distribution and shareholder services" shall include, without limitation, paying for the printing and distribution of prospectuses sent to prospective investors, the preparation, printing and distribution of sales literature and the expenses associated with media advertisements and telephone and written correspondence with investors or prospective investors.

         3. Allocation of Income and Expenses. (a) The gross income of each Fund shall, generally, be allocated among the classes of that Fund on the basis of the relative net assets


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attributable to each Fund's classes. To the extent practicable, certain expenses
(other than Class Expenses, as defined below, which shall be allocated more specifically) shall be subtracted from the gross income on the basis of the relative net assets of each class of the Fund. These expenses include:

         (1) Expenses incurred by the Corporation (for example, fees of Directors, auditors and legal counsel) not attributable to a particular Fund or to a particular class of shares of a Fund ("Corporation Level Expenses") that are allocated to the Fund; and

         (2) Expenses incurred by a Fund not attributable to any particular class of the Fund's shares (for example, advisory fees, custodial fees, or other expenses relating to the management of the Fund's assets) ("Fund Expenses").

         (b) Expenses attributable to a particular class ("Class Expenses") shall be limited to: (i) payments made pursuant to a distribution plan and/or a service plan; (ii) transfer agent fees attributable to a specific class; (iii) printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses and proxies to current shareholders of a specific class; (iv) Blue Sky registration fees incurred by a class; (v) SEC registration fees incurred by a class; (vi) the expense of administrative personnel and services to support the shareholders of a specific class; (vii) litigation or other legal expenses relating solely to one class; and (viii) directors' fees incurred as a result of issues relating to one class. Expenses in category (i) above must be allocated to the class for which covered distribution expenses are incurred. All other "Class Expenses" listed in categories (ii)-(viii) above may be allocated to a class but only if the President or Chief Financial Officer has determined, subject to Board approval or ratification, that such categories of expenses may be treated as Class Expenses consistent with applicable legal principles under the 1940 Act and the Internal Revenue Code of 1986, as amended.

         Accordingly, expenses of a Fund shall be apportioned to each class of shares depending on the nature of the expense item. Corporation Level Expenses and Fund Expenses will be allocated among the classes of shares of such Fund based on their relative net asset values. Class Expenses shall be allocated to the particular class to which they are attributable. In addition, certain expenses may be allocated differently if their method of imposition changes. Thus, if a Class Expense can no longer be attributed to a class, it shall be charged to a Fund for allocation among the classes, as determined by the Board of Directors. Any additional Class Expenses not specifically identified above which are subsequently identified and determined to be properly allocated to one class of shares shall not be so allocated until approved by the Board of Directors of the Company in light of the requirements of the 1940 Act and the Internal Revenue Code of 1986, as amended.

         4. Exchange Privileges. Subject to limitations disclosed in a Fund's prospectus or statement of additional information and in accordance with the procedures described therein, the shares of each Fund may be exchanged for the shares of each of the Corporation's other funds. The exchange privileges may be modified or terminated at any time, or from time to time (in each case, upon 60 days' notice to shareholders with respect to any termination or modification that would have the effect of limiting shareholder exchange


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privileges, provided that no such notice is required with respect to exchanges for shares of a fund that for any reason ceases to accept subscriptions).

         5. Conversion Features. Class A shares of the Global Fund, the Overseas Fund, the Gold Fund or the U.S. Value Fund having an aggregate value not less than $1 million may be converted into Class I shares of the same Fund upon the election of the shareholder. Such conversions shall take place at net asset value, shall not result in the realization of income or gain for federal income tax purposes and shall be tax free to shareholders.

         6. Waiver or Reimbursement of Expenses. Expenses may be voluntarily waived or reimbursed by the Adviser or any other provider of services to the Corporation without the prior approval of the Corporation's Board of Directors. Voluntary waivers or reimbursements may be discontinued at any time, without prior notice, unless notice is required by disclosures made in the Fund's prospectus or statement of additional information.

         7. Effectiveness of Plan. This Plan shall take effect upon approval by votes of a majority of both (a) the Directors of the Corporation and (b) the Directors of the Corporation who are not "interested persons" (as defined in the 1940 Act) of the Corporation, such Directors having determined that the Plan as proposed to be adopted or amended, including the allocation of expenses, is in the best interests of each class individually and the Corporation as a whole.

         8. Material Modifications. This Plan may be amended to modify materially its terms, provided that any such amendment will become effective only upon approval in the manner provided for initial approval in Paragraph 7 hereof.

         IN WITNESS WHEREOF, the Corporation, on behalf of the Funds, has adopted this Amended and Restated Multiple Class Plan as of the 12th day of March, 2003.


                                             FIRST EAGLE FUNDS, INC.



                                             By:
                                                --------------------------------
                                             Name:  Robert Bruno
                                             Title: Secretary


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